As filed with the Securities and Exchange Commission on October 9, 2025

Registration No. 333-290803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

Registration Statement Under

The Securities Act of 1933

EIGHTCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of incorporation or organization)	87-2755739 (I.R.S. Employee Identification No.)

Eightco Holdings Inc.

101 Larry Holmes Dr., Suite 313

Easton, PA 18042

(888) 765-8933

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin O’Donnell

c/o Eightco Holdings Inc.

101 Larry Holmes Dr., Suite 313

Easton, PA 18042

(888) 765-8933

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Lawrence Metelitsa, Esq.

Steven Lipstein, Esq.

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Tel. No.: (732) 395-4400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities registered on this Form are to be offered pursuant to dividend or interest reinvestment plan, please check the following box: ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller Reporting Company	☒
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

We are filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 originally filed with the U.S. Securities and Exchange Commission on October 9, 2025, in order to correct certain typographical errors included therein, including in the table of selling stockholders.

PROSPECTUS

EIGHTCO HOLDINGS INC.

189,587,329 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 189,587,329 shares of Eightco Holdings Inc. (the “Company”), common stock, par value $0.001 per share (the “Common Stock”) comprising: (i) 178,284,653 shares (the “PIPE Shares”) of Common Stock acquired by certain of the Selling Stockholders in the PIPE Financing (as defined below); (ii) 6,646,855 shares of Common Stock (the “Pre-Funded Warrant Shares”) underlying pre-funded warrants (the “Pre-Funded Warrants”) acquired by certain of the Selling Stockholders in the PIPE Financing with an exercise price of $0.001 per share; (iii) 3,855,821 shares of Common Stock (the “Placement Agent Warrant Shares”) underlying warrants (the “Placement Agent Warrants”) issued to the placement agent for the PIPE Financing, R.F. Lafferty & Co., Inc. (the “Placement Agent”) and representatives of the Placement Agent, with such Placement Agent Warrants having an exercise price of $1.752 per share; and (iv) 800,000 shares (the “Seller Note Shares”) issued pursuant to an agreement (the “Seller Note Termination Agreement”) with the holders of the convertible promissory notes (the “Seller Notes”) issued in connection with the Company’s acquisition of Forever 8 Fund, LLC in September 2022. Pursuant to the Seller Note Termination Agreement, the sellers of Forever 8 Fund, LLC converted all remaining outstanding principal and accrued interest obligations of the Company under the Seller Notes, aggregating $23,580,108, into an aggregate of 800,000 shares of Common Stock.

The PIPE Shares and the Pre-Funded Warrants were issued pursuant to those certain securities purchase agreements dated September 8, 2025 by and among the Company and certain of the Selling Stockholders (each, a “Purchase Agreement” and, collectively the “Purchase Agreements”) in connection with the private placement offering that closed on September 9, 2025 (the “PIPE Financing”). We refer to the PIPE Shares, the Pre-Funded Warrant Shares, the Placement Agent Warrant Shares, and the Seller Note Shares, collectively, as the “Shares” in this prospectus.

We are not selling any of the Shares under this prospectus, and we will not receive any of the proceeds from the sale of Common Stock by any Selling Stockholder. We will, however, receive up to approximately $6,647 in gross proceeds if the Pre-Funded Warrants are exercised in full and up to approximately $6,755,398 if the Placement Agent Warrants are exercised in full for cash.

The Selling Stockholders named herein may from time to time sell, transfer or otherwise dispose of any or all of the Shares described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Shares in the section titled “Plan of Distribution.” We will pay the expenses incurred in registering the resale of the Shares, including legal and accounting fees.

Our Common Stock trades on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “ORBS”. On October 8, 2025, the last reported sale price for our Common Stock on the Nasdaq Capital Market was $10.27 per share.

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2025.

TABLE OF CONTENTS

Prospectus

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Under this prospectus, the Selling Stockholders may offer and sell from time to time the Shares described herein. You should carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement can be found on the SEC’s website at www.sec.gov.

You should rely only on the information provided in the registration statement, this prospectus, and any accompanying prospectus supplement, including the information incorporated by reference. We have not authorized, nor has any Selling Stockholder authorized, anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Shares are sold on a later date.

We have not authorized any Selling Stockholder, dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections, market research and other information concerning, among other things, our industry, our business, and the digital asset ecosystems in which we operate. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, digital asset and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. We believe this information is accurate in all material respects as of the date of this prospectus. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Shares, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. For investors outside the United States, we have not, and the Selling Stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of the Shares and the distribution of this prospectus outside the United States.

Unless the context requires otherwise, in this prospectus, the terms “Eightco,” “we,” “us” and “our” refer to Eightco Holdings Inc. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we filed a registration statement on Form S-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file with the SEC annual, quarterly and current reports, proxy statements and other information. Such reports include our audited financial statements. Our publicly available filings can be found on the SEC’s website at www.sec.gov. Our filings, including the audited financial statements, and additional information that we have made public to investors, may also be found on our website at www.8co.holdings. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.

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FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. These forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Use of Proceeds.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Some factors that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

●	the risks of limited management, labor, and financial resources;

●	our ability to establish and maintain adequate internal controls;

●	our ability to develop and maintain a market in our securities;

●	our ability to obtain financing, if and when needed, on acceptable terms;

●	our projected financial position and estimated cash burn rate;

●	the success of our digital asset treasury strategy;

●	the volatile and unpredictable cycles in the emerging and evolving industries in which we operate;

●	the continued trading of digital currencies, and in particular WLD, at prices that make it profitable to mine new digital currencies;

●	new or additional governmental regulation;

●	our ability to maintain compliance with the Nasdaq’s continued listing requirements;

●	our ability to innovate and attract users for our products;

●	the expectations of future revenue growth may not be realized;

●	ongoing demand for our services; and

●	other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC.

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY

This summary does not contain all of the information that you should consider before investing in our Common Stock offered by this prospectus. Before making an investment decision, you should carefully read the entire prospectus, including the “Risk Factors” sections, as well as our financial statements, including the accompanying notes, and the other information incorporated by reference herein and the information in any related free writing prospectus that we may authorize for use in connection with this offering of our Common Stock.

Company Overview

Our Company was established in 2021, initially composed of three businesses – the Web3 business, the BTC Mining Hardware business and the Corrugated Packaging business, which we acquired from our former parent company, Vinco Ventures, Inc. These businesses had a more extended operating history than ours, and we include information related to their operations before our existence and acquisition in our discussions.

On October 1, 2022, the Company completed the acquisition of Forever 8 Fund, LLC, a Delaware limited liability company focused on purchasing inventory for e-commerce retailers (“Forever 8”). The Company’s business has since been focused primarily on the Corrugated Packaging business and the inventory cash flow solutions business of Forever 8 (the “Forever 8 business”).

Our Company is currently comprised of two main businesses: the Forever 8 business and our Corrugated Packaging business. Our Forever 8 business is operated through our subsidiary, Forever 8. Under the umbrella of our Web3 Business, we intend to integrate blockchain technology into the existing consumer facing industries starting with the Forever 8 business. Our Corrugated Packaging Business manufactures and sells custom packaging for a wide variety of products and through packaging helps customers generate brand awareness and promote brand image. Our Web3 business began making sales in the first quarter of 2022, though as of the date of this prospectus, we are not anticipating any future BTC hardware sales, and our Packaging Business has been in operation for over 50 years. Additionally, the Company previously sold BTC mining equipment and developed an NFT character set under its Web3 business but has no intention of continuing this business at this time.

On October 13, 2021, Kevin O’Donnell, Frank Jennings, and Louis Foreman were appointed to our board of directors, and Brett Vroman was appointed as chief financial officer. On April 26, 2025, Nicola Caiano was appointed to our board of directors. On September 8, 2025, Daniel Ives was appointed to serve as the Chairman of the Company’s board of directors and Paul Vassilakos resigned as chief executive officer and director of the Company. On September 8, 2025, Kevin O’Donnell was appointed as chief executive officer of the Company.

In connection with the PIPE Financing, the Company intends to use the net proceeds of the offering to acquire WLD for the Company’s treasury operations. Worldcoin will serve as the Company’s primary treasury reserve asset.

For instructions on how to find copies of these documents, see “Where You Can Find More Information” 2 beginning on page of this prospectus. More information about us is also available through our website at www.8co.holdings/. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement (except for SEC reports that are expressly incorporated by reference herein).

Our Revenue Sources

Forever 8

On October 1, 2022, the Company completed the acquisition of Forever 8. Forever 8 provides funding solutions for e-commerce businesses which sell on Amazon, Shopify and other leading online platforms. Forever 8 uses proprietary technology to review product sales data and determine funding potential for online retail entrepreneurs around the world. Forever 8’s process is automated and does not require a personal guarantee, credit check or traditional lending requirements. Forever 8’s unique approach directly purchases inventory on its customers’ behalf, applies a mark-up and collects the revenue as the products are sold. The Company assumes the role of supplier and acts as a principal in these transactions, and therefore recognizes revenue on a gross basis. At the time of entering into an agreement with the customer, Forever 8 takes title and assumes control of the inventory when it is purchased from its customers or directly from suppliers. This includes the responsibility for managing the inventory. Forever 8 has full discretion over the pricing of the inventory sold to its customers, established at the time of signing the agreement. Forever 8 also retains the right to liquidate inventory, exercising pricing discretion, particularly if certain sales thresholds are not met, which could result in selling below cost. Forever 8 is not entitled to incremental fees from vendor customers for unsold inventory but its pricing model includes variable pricing based on aged inventory. The primary source of revenue is from the sale of inventory to its customers at a markup. Under the terms of the agreement, Forever 8 does not have an option to put or sell unsold inventory back to vendor customers.

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Corrugated Packaging Business

The Corrugated Packaging Business, through Ferguson Containers, manufactures and sells custom packaging for a wide variety of products. In our experience, packaging has the capability to “tell” the products story, generating increased product awareness, promote brand image, and drive unit growth. Senior management has more than 100 years of combined experience marketing, producing and delivering packaging materials. A hallmark of our operation is our quick production cycle. We can often begin a production run within minutes of receipt of an order. Many of our products are manufactured from 100% post-consumer recycled material. When production is complete, we typically ship the product using our own trucks rather than relying on a common carrier. Ferguson Containers does not have long-term agreements with its customers, and instead manufactures and sells its packaging products subject to purchase orders from its customers.

On November 22, 2024, we entered into an Asset Purchase Agreement (the “APA”) among Ferguson Containers, Ferguson Containers, LLC (the “Buyer”) and Edward Reichard and Derick Reichard (the “Buyer’s Owners” and together with the Buyer, the “Buying Parties”). Pursuant to the APA, we agreed to sell certain assets (the “Purchased Assets”) constituting the business of Ferguson Containers to the Buyer. The purchase price for the Purchased Assets will be (i) an aggregate of $557,835 in cash, (ii) $2,500,000 issued in the form of a seller note and (iii) the right to receive certain earnout consideration upon the achievement of certain milestones.

In December 2024, our shareholders approved the transactions contemplated by the APA and we are in the process of seeking to consummate such transactions.

Recent Developments

Private Placement Offering in September 2025

On September 8, 2025, the Company entered into the Purchase Agreement with several investors, including certain of the Company’s officers and directors (collectively, the “Purchasers”). Pursuant to the Purchase Agreements, subject to certain conditions precedent contained therein, the Company agreed to sell, and the Purchasers agreed to purchase, up to an aggregate of $270.0 million in gross proceeds, including $20 million from Bitmine Immersion Technologies Inc. (before deduction of applicable fees and expenses associated with the transaction), from the sale of Common Stock, and/or Pre-Funded Warrants (collectively, the “PIPE Securities”), at a purchase price of $1.46 per share of Common Stock.

On September 9, 2025 (the “Closing Date”), pursuant to the Purchase Agreement, the Company issued to the Purchasers 178,284,653 shares of Common Stock and Pre-Funded Warrants to purchase 6,646,855 shares of Common Stock. The net proceeds to the Company from the PIPE Financing was approximately $261 million, after deducting fees and expenses in connection with the PIPE Financing.

Master Loan Agreement

Pursuant to the Purchase Agreement, the Company has agreed to use the net proceeds from the sale of the PIPE Securities to the Purchasers to fund the acquisition of WLD, the native cryptocurrency of the Worldcoin ecosystem (“WLD”), and the establishment of a WLD treasury operation, as well as pay all transaction fees and expenses, and, with respect to not more than five percent of the net proceeds (after the payment of such fees and expenses) of the transaction, for working capital and general corporate purposes in furtherance of the Company’s existing business and its treasury management. To advance the Company’s planned WLD treasury operation, on September 7, 2025, ORB Subsidiary One LLC, a wholly-owned subsidiary of the Company, entered into a Master Loan Agreement with a third party lender to provide a short term loan of up to $200 million to make initial purchases of WLD, with interest accruing on the loan amounts outstanding at a rate of 8% per annum.

Registration Rights Agreement

In connection with entering into the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “RRA”). Pursuant to the RRA, the Company agrees to file a registration statement to register for resale the PIPE Securities within the thirty (30) day period following the issuance of the PIPE Securities, and have such registration statement declared effective by the SEC within another specified period as set forth in the RRA. If the Company fails to meet these filing or effectiveness deadlines, or if the registration statement ceases to be effective, the Company will be required to pay the Purchasers certain amounts as liquidated damages as set forth in the RRA.

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Consulting Agreement

On September 9, 2025 the Company entered into a consulting agreement (the “DACA”) with Worldcoin Tower LLC (the “Consultant”), pursuant to which the Company appointed the Consultant to provide certain consulting services with respect to the Company’s digital asset treasury strategy as described in the DACA (the “Treasury Strategy”) on commercially reasonable terms. The Consultant has the authority to select and engage operational partners to engage in activities related to or in furtherance of the Treasury Strategy. As compensation for the Consultant’s services rendered pursuant to the DACA, the Company will pay the Consultant a fee equal to one percent of the Company’s treasury assets under management (“AUM”) up to $1 billion (and 0.5% over $1 billion and 0.25% over $5 billion) and an initial setup fee of $150,000. Pursuant to the terms of the DACA, the Consultant shall be entitled to milestone payments in the amount equal to (i) 2.00% of treasury AUM upon the treasury AUM value exceeding $2.0 billion; and (ii) 1.00% of treasury AUM upon the treasury AUM value exceeding $20.0 billion. The Consultant will also be eligible to earn a discretionary success fee. The DACA has an initial term of five years, and, if not terminated for cause as defined in the DACA prior to the expiration of the initial term, the DACA will automatically renew for an additional five-year term on the same terms and conditions. If the DACA is terminated by the Company, certain liquidated damages provisions will apply.

Strategic Advisor Agreement

On September 9, 2025 the Company entered into a Strategic Advisor Agreement (the “Strategic Advisor Agreement”) with Worldcoin Tower Instant LLC (the “Strategic Advisor”), pursuant to which the Company engaged the Strategic Advisor to provide strategic advice and guidance relating to the Company’s business, operations, growth initiatives and industry trends in the crypto technology sector for an initial term of six months, which may be extended by mutual written agreement of the Company and Strategic Advisor. Either the Company or the Strategic Advisor may terminate the Strategic Advisor Agreement upon 90 days’ prior written notice or for cause, as provided in the Strategic Advisor Agreement.

Under the Strategic Advisor Agreement, the Company issued Strategic Advisor warrants (the “Strategic Advisor Warrants”) to purchase an amount of shares of the Company’s Common Stock (the “Strategic Advisor Warrants Shares”) equal to five percent of the aggregate number of shares of Common Stock of the Company on a fully diluted basis, including all outstanding shares and shares of Common Stock issuable pursuant to outstanding options, warrants and other convertible securities as of the Closing Date.

On the Closing Date, the Company issued to the Strategic Advisor, Strategic Advisor Warrants which may be exercised for the purchase of up to 9,917,844 shares of Common Stock, with an exercise price per share equal to $1.752. The Strategic Advisor Warrants are exercisable for cash or pursuant to a cashless exercise, in whole or in part, at any time and from time to time, for a period of seven years from the date of issuance. The Strategic Advisor Agreement also contains customary representations and warranties, confidentiality provisions and limitations on liability.

Placement Agent Agreement

On September 8, 2025, the Company entered into a letter agreement with R.F. Lafferty & Co., Inc. (the “Placement Agent Agreement”) for provision of certain placement agency services. Pursuant to the terms of the Placement Agent Agreement, R.F. Lafferty & Co., Inc. acted as the sole placement agent in connection with the sale of the PIPE Securities and received, (i) a cash fee equal to two and one-half percent (2.5%) of the aggregate gross proceeds of the PIPE Financing; and (ii) warrants to purchase a number of shares of Common Stock up to two and one-half percent (2.5%) of the aggregate number of PIPE Securities sold in the PIPE Financing, subject to certain exclusions as set forth in the Placement Agent Agreement (the “Placement Agent Warrants”) with such Placement Agent Warrants having an exercise price of $1.752 per share. On the Closing Date, the Company issued to the Placement Agent and representatives of the Placement Agent, Placement Agent Warrants which may be exercised for the purchase of up to 3,855,821 shares of Common Stock, with an exercise price per share equal to $1.752. The Placement Agent Warrants are exercisable for cash or pursuant to a cashless exercise, in whole or in part, at any time and from time to time, for a period of five years from the date of issuance.

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Seller Note Termination Agreement

In connection with the Purchase Agreement, the Company entered into the Seller Note Termination Agreement” with the holders of the Seller Notes issued in connection with the Company’s acquisition of Forever 8 Fund, LLC in September 2022. Pursuant to the Seller Note Termination Agreement, the sellers of Forever 8 Fund, LLC converted all remaining outstanding principal and accrued interest obligations of the Company under the Seller Notes, aggregating $23,580,108, into an aggregate of 800,000 shares of Common Stock. Upon execution of the Seller Note Termination Agreement and issuance of such shares, the Seller Notes were deemed fully satisfied, discharged, and extinguished, and are of no further force or effect without any further liability on the part of the Company.

The offer and sale to the Purchasers of the PIPE Securities, the issuance of shares of Common Stock pursuant to the Seller Note Termination Agreement, and the issuance of the Placement Agent Warrants and Strategic Advisor Warrants were made in reliance upon Section 4(a)(2) under the Securities Act), or upon such other exemption or exclusion from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions with the Purchasers made under the Purchase Agreement.

Expansion of Board of Directors and Appointment of New Chairman

In connection with the PIPE Financing, on September 8, 2025, the Company’s Board of Directors (the “Board”) approved and appointed Daniel Ives, as Chairman of the Board. The Board believes that Mr. Ives is qualified to serve as a director and Chairman of the Board due to his extensive experience as an equity research analyst on Wall Street. With the consummation of the PIPE Financing on September 8, 2025, Mr. Ives’ appointment was confirmed by the Board of Directors.

Worldcoin and the Worldcoin Ecosystem

Worldcoin is a decentralized, open-source digital identity and cryptocurrency platform designed to establish a universal, privacy-preserving proof of personhood and to serve as a foundational layer for digital trust in the age of artificial intelligence (“Worldcoin”). WLD is the native cryptocurrency of the Worldcoin network and is used to incentivize participation, facilitate transactions, and support the network’s operations. Launched with the mission to create a global network of verified humans, Worldcoin leverages proprietary biometric technology, most notably the Orb, a device that verifies unique human identity through iris scanning, to enable secure, privacy-centric digital identity verification.

Worldcoin is rapidly emerging as a leading platform for digital identity and authentication, aiming to address the growing challenges of distinguishing humans from bots and artificial intelligence agents online. As of 2025, Worldcoin has created nearly 16 million zero-knowledge Proof of Human (PoH) accounts across more than 45 countries, making it one of the largest and most ambitious digital identity projects globally. The Worldcoin ecosystem is supported by a diverse and expanding community of developers, users, and institutional partners, and is increasingly recognized for its potential to underpin next-generation online trust, verification, and economic exchange.

The Worldcoin network is built to be programmable and interoperable, supporting a range of applications that require secure, decentralized identity verification. Its zero-knowledge proof technology ensures that sensitive biometric information is not stored on the blockchain, preserving user privacy while enabling robust authentication. The Orb hardware serves as the backbone of the network, verifying unique humans, distributing WLD tokens, and creating a trusted digital identity system for the AI era.

Worldcoin’s ecosystem is experiencing significant growth, with increasing adoption by individuals, enterprises, and institutions seeking reliable digital identity solutions. The platform is also attracting attention from the broader blockchain and cryptocurrency community, as well as from traditional financial and technology sectors interested in integrating secure, decentralized identity verification into their products and services. Worldcoin’s programmability and focus on privacy and security make it a compelling choice for a wide range of use cases, from online authentication and access control to digital asset issuance and economic participation.

The Worldcoin community is actively pursuing technological advancements to enhance scalability, security, and usability. Ongoing initiatives include the development of more efficient biometric verification methods, improvements to the Orb hardware, and the expansion of the network’s global reach. However, the Worldcoin ecosystem faces a variety of risks, including regulatory uncertainty, technological and operational challenges, competition from other digital identity and authentication platforms, and potential vulnerabilities in its biometric and blockchain infrastructure. The value of WLD and the success of the Worldcoin network depend on continued adoption, technological innovation, and the ability to address these risks effectively.

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Key Features and Capabilities of Worldcoin as a Leading Decentralized Identity Platform:

1.	Proof of Human (PoH) and Biometric Verification: Worldcoin’s core innovation is its privacy-preserving, zero-knowledge proof of personhood, enabled by the Orb’s iris-scanning technology. This system allows for the creation of unique, verifiable digital identities without storing sensitive biometric data on-chain.

2.	Programmability and Interoperability: The Worldcoin protocol is designed to support a wide range of applications that require secure, decentralized identity verification, making it a foundational layer for digital trust in the AI era.

3.	Global Reach and Inclusivity: With millions of users across dozens of countries, Worldcoin aims to provide universal access to digital identity and financial participation, regardless of geography or socioeconomic status.

4.	Decentralized Governance and Open-Source Development: The Worldcoin ecosystem is supported by a global community of developers, contributors, and institutional partners, fostering innovation and transparency.

5.	Native Cryptocurrency: WLD serves as the primary incentive and utility token within the Worldcoin network, facilitating transactions, rewarding participation, and supporting the network’s operations.

While Worldcoin offers transformative potential for digital identity and online trust, it is subject to a range of risks, including but not limited to: regulatory uncertainty regarding the classification and use of WLD; technological vulnerabilities in biometric verification and smart contract infrastructure; operational challenges in scaling Orb deployment and user onboarding; competition from alternative digital identity solutions and central bank digital currencies (CBDCs); and market volatility affecting the value of WLD. The long-term success of Worldcoin will depend on its ability to maintain user trust, achieve widespread adoption, and adapt to evolving technological and regulatory landscapes.

Corporate Information

Eightco Holdings Inc. was incorporated in the State of Nevada on September 21, 2021. Our Common Stock trades on the Nasdaq under the symbol “ORBS”. On March 9, 2022, we changed our state of domicile to the State of Delaware. On April 3, 2023, we changed our corporate name from Cryptyde, Inc. to Eightco Holdings Inc.

Our principal executive offices are located at 101 Larry Holmes Drive, Suite 313, Easton, Pennsylvania 18042, and our telephone number is (888) 765-8933. Our corporate website address is www.8co.holdings/. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, you should carefully consider the specific risks discussed in, or incorporated by reference into, the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” herein as well as those included in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025 which are incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For more information, please see “Where You Can Find More Information” and “Incorporation by Reference” beginning on pages 2 and 29 of this prospectus, respectively. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

Risks Related to Cryptocurrencies

The further development and acceptance of the Worldcoin (WLD) network, which represents a relatively new and rapidly evolving segment of the cryptocurrency industry, are subject to a variety of factors that are difficult to evaluate. The slowing or cessation of the development or acceptance of the Worldcoin network may adversely affect an investment in the Company.

Worldcoin, like other cryptocurrencies, may be used to buy and sell goods and services or to transfer and store value by users. The growth of the Worldcoin ecosystem is subject to a high degree of uncertainty, and factors affecting its development include:

●	Continued worldwide growth in the adoption and use of WLD and other competing cryptocurrencies;

●	Government and quasi-government regulation of WLD and its use, or restrictions on or regulation of access to and operation of the Worldcoin network or similar systems;

●	The maintenance and development of the open-source software protocol of the Worldcoin network;

●	Changes in consumer demographics and public tastes and preferences;

●	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and

●	General economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers. A decline in the popularity or acceptance of the Worldcoin network may harm the price of our Common Stock. There is no assurance that the Worldcoin network, or the service providers necessary to accommodate it, will continue in existence or grow.

Worldcoin and its ecosystem are subject to an evolving regulatory landscape. The application of state and federal securities laws and other regulations to WLD is unclear in certain respects, and regulators in the United States or foreign countries may interpret or apply existing laws in a manner that adversely affects the price or use of WLD. The U.S. federal government, states, regulatory agencies, and foreign countries may enact new laws or pursue enforcement actions that could materially impact the price of WLD or the ability of individuals or institutions such as us to own or transfer WLD.

If WLD is determined to constitute a security for purposes of federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of WLD and, in turn, adversely affect the market price of our Common Stock. Moreover, the risks of engaging in a digital asset treasury strategy may create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The digital asset trading platforms on which WLD trades are relatively new and largely unregulated or may not be complying with existing regulations. These markets are local, national, and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of WLD for fiat currency difficult or impossible.

Digital asset trading platforms may lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading and prevent flash crashes. As a result, the prices of WLD on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. Tools to detect and deter fraudulent or manipulative trading activities may not be available to or employed by digital asset trading platforms or may not exist at all. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in WLD and can slow down its mass adoption.

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Negative perception, a lack of stability in the digital asset trading platforms, manipulation of trading platforms by customers, and/or the closure or temporary shutdown of such trading platforms may reduce confidence in WLD generally and result in greater volatility in the market price of WLD and the Common Stock. Furthermore, the closure or temporary shutdown of a WLD trading platform may impact the Company’s ability to determine the value of its WLD holdings.

The Worldcoin network relies on the Internet and proprietary hardware (such as the Orb for biometric verification). A significant disruption of Internet connectivity or the failure of the Orb hardware could disrupt the Worldcoin network’s functionality until such disruption is resolved.

Worldcoin, like other cryptocurrencies, is susceptible to various forms of cyberattacks, including denial-of-service attacks, border gateway protocol hijacking, and other security breaches. If such attacks occur, participants may lose faith in the security of WLD, which could affect its value and consequently the value of the Common Stock.

The Worldcoin ecosystem also relies on smart contracts and other blockchain-based technologies, which are subject to technical vulnerabilities, coding errors, security flaws, and exploits. Any vulnerability in a smart contract or the Worldcoin protocol could result in the loss or theft of WLD or other digital assets, which could have a materially adverse impact on our business.

The trading prices of many cryptocurrencies, including WLD, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading price of WLD, could have a material adverse effect on the value of the Common Stock and the Common Stock could lose all or substantially all of their value.

The trading prices of many cryptocurrencies, including WLD, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading price of WLD, could have a material adverse effect on the value of the Common Stock and the Common Stock could lose all or substantially all of its value. Furthermore, negative perception and a lack of stability and standardized regulation in the cryptocurrency economy may reduce confidence in the cryptocurrency economy and may result in greater volatility in the price of WLD and other cryptocurrencies, including a depreciation in value.

Risks Related to Investing in Worldcoin (WLD)

We hold our WLD with regulated custodians that have duties to safeguard our private keys, and use multisignature keys to prevent unauthorized access in accordance with our treasury operations. Our custodial services contracts do not restrict our ability to reallocate our WLD among our custodians, and our WLD holdings may be concentrated with a single custodian from time to time.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our WLD, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our WLD, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

WLD is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the WLD is held. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the WLD held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack.

Worldcoin’s unique approach to digital identity verification, including the use of proprietary iris-scanning Orb technology, introduces additional risks. The effectiveness, security, and privacy of the Orb and the associated Proof of Human (PoH) system are critical to the success of the Worldcoin ecosystem. Any failure, security breach, or negative public perception regarding the Orb or the biometric data it collects could adversely impact the adoption and value of WLD.

Additionally, the use of biometric data may be subject to evolving privacy laws and regulations globally. Any failure to comply with such laws or any data breach involving biometric information could result in significant legal and reputational harm.

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If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

With respect to Section 3(a)(1)(A), the substantial majority of the proceeds from our recent PIPE Financing will be used to acquire WLD, which is an amount in excess of 40% of our total assets. Since we believe WLD is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act. With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of our total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

WLD and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of any government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including WLD.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” However, we will receive up to approximately $6,647 in gross proceeds if the Pre-Funded Warrants are exercised in full and up to approximately $6,755,398 if the Placement Agent Warrants are exercised in full for cash.

We have agreed to bear the expenses relating to the registration of the Shares for the Selling Stockholders.

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DESCRIPTION OF SECURITIES

The descriptions of the Shares contained in this prospectus, together with any applicable prospectus supplements, summarize the material terms and provisions of the Shares being offered pursuant to this prospectus.

Common Stock

The following description is a summary of some of the terms of our capital stock, our certificate of incorporation, our bylaws and Delaware law. The descriptions in this prospectus of our capital stock and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus form a part.

Outstanding and Authorized Shares

We are authorized to issue up to a total of 500,000,000 shares of common stock, par value $0.001 per share, and up to 10,000,000 shares of preferred stock, par value $0.001 per share. Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be quoted or listed in the future. Our board of directors has the authority to amend our certificate of incorporation to create one or more series of preferred stock containing such rights, preferences, and limitations that the board of directors may approve without stockholder approval.

Voting

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. All Pre-Funded Warrant Shares and Placement Agent Warrant Shares will, when issued, be fully paid and nonassessable.

Quorum

Under our bylaws, the holders of at least one-third of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

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Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and any other factors or considerations our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Liquidation

Upon our liquidation, dissolution, or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available.

Exclusive Forum of Certain Actions

Our certificate of incorporation provide, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, to the fullest extent permitted by law, is the sole and exclusive forum for (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action for breach of fiduciary duty owed by any of our directors, officers or other employees, agents or stockholders to us or to our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation, or our bylaws (as each may be amended from time to time); and (iv) any claim or cause of action against us or any of our current or former directors, officers, or other employees, governed by the internal affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Additionally, our certificate of incorporation provides that any stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action to enforce the above provisions.

Other Rights and Preferences

Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, our Amended and Restated Bylaws and the DGCL

The provisions of our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors, and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

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Vacancies. Our certificate of incorporation and bylaws provide the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

Preferred Stock. Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue a series of preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Bylaws. The certificate of incorporation and bylaws provide that the bylaws may be altered, amended, or repealed by the board of directors by an affirmative vote of a majority of the board of directors at any regular meeting of the board of directors.

Limitation of Liability. The certificate of incorporation provides for the limitation of liability of, and provides indemnification to, our directors and officers.

Special Stockholders Meeting. The bylaws provide that a special meeting of the stockholders may only be called by the president or a majority of the board of directors.

Delaware Anti-Takeover Statute.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.	the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.	the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or not to be governed by this particular Delaware law.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company. The transfer agent’s address is at 50 West Liberty St., Suite 880, Reno, NV 89501 and its telephone number is (775) 322-0626.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants, which if exercised, will become the Pre-Funded Warrant Shares, is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

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Duration and Exercise Price. Each Pre-Funded Warrant has an initial exercise price per share equal to $0.001. The Pre-Funded Warrants were immediately exercisable upon issuance or otherwise in accordance with the terms of the Pre-Funded Warrant and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than the Maximum Percentage (as defined in the applicable Pre-Funded Warrant) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 19.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. No fractional shares of Common Stock will be issued in connection with any exercise of a Pre-Funded Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share of Common Stock.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder of the Pre-Funded Warrant may exercise, in whole or in part, at such time by means of a “cashless exercise” through which the holder shall be entitled to receive upon such exercise the number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant. In the event that a registration statement registering the issuance of the Pre-Funded Warrants Shares is, for any reason, not effective under the Securities Act at the time of exercise, the Company shall issue, and the holder agrees to receive unregistered Pre-Funded Warrants Shares upon a cashless exercise.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

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Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) any merger or amalgamation or consolidation of the Company with or into another Person (as defined in the Pre-Funded Warrants), in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or amalgamation or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock), then, upon any subsequent exercise of the Pre-Funded Warrant, the holder shall have the right to receive, for each Pre-Funded Warrants Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (for purposes of this paragraph, the “Alternate Consideration”) receivable as a result of such fundamental transaction by a holder of the number of shares of Common Stock for which the Pre-Funded Warrant is exercisable immediately prior to such fundamental transaction (provided, that to the extent that the holder’s right to receive any such Alternate Consideration would result in the holder and the other Attribution Parties (as defined in the Pre-Funded Warrants) owning more than the Maximum Percentage of the outstanding shares of Common Stock, then the holder shall not be entitled to receive such Alternate Consideration to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Alternate Consideration (and beneficial ownership) to such extent) and at the holder’s election, in its sole discretion, either (1) such Alternate Consideration to such extent shall be held in abeyance for the benefit of the holder until such time or times as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage of the outstanding shares of Common Stock, at which time or times the holder shall be granted such right (and any Alternate Consideration granted, issued or sold on such initial receipt or on any subsequent receipt to be held similarly in abeyance) to the same extent as if there had been no such limitation) or (2) the Company shall offer the holder the right upon receipt of such Alternate Consideration to acquire a security (e.g. a pre-funded warrant) that would not result in the holder and the other Attribution Parties the Maximum Percentage of the outstanding shares of Common Stock but will otherwise to the extent possible have economic and other rights, preferences and privileges substantially consistent and on par with the securities or other property issuable upon exercise of the originally offered Alternate Consideration. If holders of Common Stock are given any choice as to the cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction. If the Company is not the surviving entity following a fundamental transaction, then at the option of the holder, the surviving entity shall deliver to the holder a security of the surviving entity in exchange for the Pre-Funded Warrant.

Placement Agent Warrants

The following summary of certain terms and provisions of the Placement Agent Warrants, which if exercised, will become the Placement Agent Warrant Shares, is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each Placement Agent Warrant has an initial exercise price per share equal to $1.752. The Placement Agent Warrants were immediately exercisable upon issuance or otherwise in accordance with the terms of the Placement Agent Warrant and may be exercised for cash or pursuant to a cashless exercise, in whole or in part, at any time and from time to time, for a period of five years from the date of issuance.

Exercisability. The Placement Agent Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Placement Agent Warrant to the extent that the holder would own more than the Maximum Percentage (as defined in the applicable Placement Agent Warrant) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Placement Agent Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants. No fractional shares of Common Stock will be issued in connection with any exercise of a Placement Agent Warrant. In lieu of any fractional shares that would otherwise be issuable, In lieu of any fractional shares that would otherwise be issuable, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share of Common Stock.

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Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder of the Placement Agent Warrant may exercise, in whole or in part, at such time by means of a “cashless exercise” through which the holder shall be entitled to receive upon such exercise the number of shares of Common Stock determined according to a formula set forth in the Placement Agent Warrant. In the event that a registration statement registering the issuance of Placement Agent Warrant Shares is, for any reason, not effective under the Securities Act at the time of exercise, the Company shall issue, and the holder agrees to receive unregistered Placement Agent Warrant Shares upon a cashless exercise.

Transferability. Subject to applicable laws, a Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Placement Agent Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Placement Agent Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Placement Agent Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including (i) any merger or amalgamation or consolidation of the Company with or into another Person (as defined in the Placement Agent Warrants), in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or amalgamation or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock), then, upon any subsequent exercise of the Placement Agent Warrant, the holder shall have the right to receive, for each share underlying the Placement Agent Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (for purposes of this paragraph, the “Alternate Consideration”) receivable as a result of such fundamental transaction by a holder of the number of shares of Common Stock for which the Placement Agent Warrant is exercisable immediately prior to such fundamental transaction (provided, that to the extent that the holder’s right to receive any such Alternate Consideration would result in the holder and the other Attribution Parties (as defined in the Placement Agent Warrants) owning more than the Maximum Percentage of the outstanding shares of Common Stock, then the holder shall not be entitled to receive such Alternate Consideration to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Alternate Consideration (and beneficial ownership) to such extent) and at the holder’s election, in its sole discretion, either (1) such Alternate Consideration to such extent shall be held in abeyance for the benefit of the holder until such time or times as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage of the outstanding shares of Common Stock, at which time or times the holder shall be granted such right (and any Alternate Consideration granted, issued or sold on such initial receipt or on any subsequent receipt to be held similarly in abeyance) to the same extent as if there had been no such limitation) or (2) the Company shall offer the holder the right upon receipt of such Alternate Consideration to acquire a security (e.g. a warrant) that would not result in the holder and the other Attribution Parties the Maximum Percentage of the outstanding shares of Common Stock but will otherwise to the extent possible have economic and other rights, preferences and privileges substantially consistent and on par with the securities or other property issuable upon exercise of the originally offered Alternate Consideration. If holders of Common Stock are given any choice as to the cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Placement Agent Warrant following such fundamental transaction. If the Company is not the surviving entity following a fundamental transaction, then at the option of the holder, the surviving entity shall deliver to the holder a security of the surviving entity in exchange for the Placement Agent Warrant.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, Pre-Funded Warrant Shares, or Placement Agent Warrant Shares. For additional information regarding the previously issued shares and the Pre-Funded Warrant Shares and the Placement Agent Warrant Shares, see the section of this prospectus titled “Summary — Recent Developments.” We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

Information About the Selling Stockholders

The following table sets forth, based on information provided to us by or on behalf of the Selling Stockholders or known to us, the name of the Selling Stockholders and the number of shares of our Common Stock beneficially owned by the Selling Stockholders before and after this offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders.

The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to the		Maximum Number of Shares of Common Stock	Common Stock Beneficially Owned After the Offering(3)
Name(1)	Offering		Offered(2)	Shares	Percentage[4]
Adams, Clayton	472,890	(4)	472,890	0	—
Ajay Focus Fund LP(5)	547,945	(4)	547,945	0	—
Al Jomaih Holding Company Limited(6)	753,425	(4)	753,425	0	—
Albassam, Abdulaziz Abdulhamid	2,469,842	(4)	2,469,842	0	—
Aldridge, Lawrence	1,192	(7)	740	452	—
Aljomaih, Ebitsam	193,366	(4)	193,366	0	—
Aloqail, Abdulmajed Abdulaziz S	684,932	(4)	684,932	0	—
Alyeska Master Fund, L.P.(8)	12,170,101		11,643,836	0	—
Anson East Master Fund LP(9)	1,369,863	(4)	1,369,863	0	—
Anson Investments Master Fund LP(10)	4,109,589	(4)	4,109,589
Anson Opportunities Master Fund LP(11)	2,739,726	(4)	2,739,726
ATW Partner(12)	684,932	(4)	684,932
Beard, Maxwell	43,780	(7)	43,780	0	—
BH Digital Liquid Directional Master(13)	1,369,863		1,369,863	0	—
BitMine Immersion Technologies Inc.(14)	13,698,630	(4)	13,698,630	0	—
Blumenthal, Zachary(71)	1,349,537	(15)	1,349,537	0	—
Caiano, Nicola Paul(16)	350,288		345,426	4,862	—
Carroll, Aimee	205	(7)	205	0	—
Carroll, Casey	205	(7)	205	0	—
CF Series DAT A LP(17)	7,315,852		7,315,852	0	—
Cikoj Investments LLC(18)	3,424,658	(4)	3,424,658	0	—
CJK Investment Partners LLC(19)	1,313	(7)	666	647	—
Coinbase Multi-Strategy Fund, Ltd(20)	547,945	(4)	547,945	0	—
CoinFund Liquid Opportunities LP(21)	13,364,175		13,364,175	0	—
Cosgrave, Quinn	1,726	(7)	1,726	0	—

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	Number of Shares of Common Stock Beneficially Owned Prior to the		Maximum Number of Shares of Common Stock	Common Stock Beneficially Owned After the Offering(3)
Name(1)	Offering		Offered(2)	Shares	Percentage[4]
DCG International Investments Ltd.(22)	547,945	(4)	547,945	0	—
Demilt Capital Management LLC(23)	4,439	(7)	4,439	0	—
DGB3, LLC(24)	283,171	(7)	218,381	64,790	—
Diametric True Alpha Enhanced Market Neutral Master Fund LP(25)	813,321	(4)	813,321	0	—
Diametric True Alpha Market Neutral Master Fund, LP(26)	42,844	(4)	42,844	0	—
Discovery Global Beacon Partners LP(27)	1,142,055	(4)	1,142,055	0	—
Discovery Global Opportunity Master Fund, Ltd(28)	13,241,507	(4)	13,241,507	0	—
Ellickamuriyil, Deepu Jose	611	(7)	611	0	—
Equity Trust Company Custodian FBO Basil Kampessis IRA Bene Genevieve Kampessis DCD	4,439	(7)	4,439	0	—
Evelyn Rickel Trust	10,000	(4)	10,000	0	—
Eytan, Harold	167,808	(4)	167,808	0	—
Ferguson, Stewart	1,287	(7)	799	488	—
GAMA DAT VI SPV LLC(29)	11,643,836	(4)	11,643,836	0	—
GFH Capital(30)	35,158	(4)	35,158	0	—
GSR Markets Switzerland GmbH(31)	3,424,658	(4)	3,424,658	0	—
Hackel, Amanda(69)	1,173,869	(4)	1,173,869	0	—
Hackel, Henry	126,986	(4)	126,986	0	—
Hackel, Robert	68,493	(4)	68,493	0	—
Hegazy, Tarek Sherif	35,158	(4)	35,158	0	—
Horvath, Ronald	1,192	(7)	740	452	—
IMPACT GLOBAL CO. LTD	8,757	(7)	4,439	4,318	—
Jennings, Frank(32)	154,189	(4)	136,986	17,203	—
Johnstone, Thomas	7,400	(7)	7,400	0	—
Kampessis, Basil	4,439	(7)	4,439	0	—
Kinsman, Hugh	1,726	(7)	1,726	0	—
Lantern Management Fund LP(33)	684,932	(4)	684,932	0	—
Leahy, Miles	106,464	(7)	106,464	0	—
Lewis, John and Teffeau, Karen D.	8,757	(7)	4,439	4,318	—
Linrik Investment Ltd.(34)	4,439	(7)	4,439	0	—
Magnolia Private Office SA as trustee of Nogu Trust(35)	479,452	(4)	479,452	0	—
Main Street Global LLC(36)	479,452	(4)	479,452	0	—
Manouilidis, Georgia	1,332	(7)	1,332	0	—
Margetts, Carl	43,299	(7)	43,299	0	—
Margetts, Jason David	7,149	(7)	4,439	2,710	—
McFillin, Phillip	3,839	(7)	3,759	80	—
MMCap International SPC(37)	2,054,795	(4)	2,054,795	0	—
MNNC Capital Digital Asset Opportunities BTC Master Fund(38)	420,685	(4)	420,685	0	—
MNNC Capital Digital Asset Opportunities Master Fund(39)	841,370	(4)	841,370	0	—
Modular Capital Master Ltd.(40)	342,466	(4)	342,466	0	—
Moliterno Capital Holdings LLC(41)	4,439	(7)	4,439	0	—
Moonlight Capital Inc(42)	239,726	(4)	239,726	0	—
MOZAYYX Master Fund LP(43)	684,932	(4)	684,932	0	—
MOZAYYX Tower SPV 2(44)	15,753,424	(4)	15,753,424	0	—
Mutnick, Neil	17,123	(4)	17,123	0	—
O’Donnel, Michael	171,233	(4)	171,233	0	—
O’Donnell, Kevin(45)	171,233	(4)	171,233	0	—
Occam Crest Fund LP(46)	1,232,877		1,232,877	0	—
Ormond, Douglas	2,059,233	(47)	2,059,233	0	—
Pantera Blockchain Fund LP(48)	2,794,521	(4)	2,794,521	0	—
Pantera DAT Opportunities Master Fund(49)	6,986,302	(4)	6,986,302	0	—
Pantera Liquid Token Fund LP(50)	1,863,014	(4)	1,863,014	0	—

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	Number of Shares of Common Stock Beneficially Owned Prior to the		Maximum Number of Shares of Common Stock	Common Stock Beneficially Owned After the Offering(3)
Name(1)	Offering		Offered(2)	Shares	Percentage[4]
Payward Inc.(51)	1,053,931	(4)	1,053,931	0	—
Philip Eytan SD Family Trust(52)	479,452	(4)	479,452	0
Polar Multi-Strategy Master Fund(53)	547,945	(4)	547,945	0
Prelude Opportunity Fund LP(54)	856,164	(4)	856,164	0
PTV Digital Assets LLC(55)	1,623,502	(4)	1,623,502	0
R.F. Lafferty & Co., Inc.(56)	1,156,746	(15)	1,156,746	0
Richard A. Rinella Jr. Profit Sharing Plan and Trust	1,480	(7)	1,480	0
Riley, Colleen	2,013	(7)	2,013	0
Rio Vista Capital LLC(57)	342,466	(4)	342,466	0
Sarna Family LP	68,493	(4)	68,493	0
Sarna, Mark	68,493	(4)	68,493	0
Segel Revocable Trust	1,467,534	(4)	1,467,534	0
Segel, Adam	1,467,534	(4)	1,467,534	0
Segel, Jason	489,178	(4)	489,178	0
Sekas, Constantine	1,561	(7)	1,561	0
Semler, Eric	2,109,589	(4)	2,109,589	0
Sena Realty LLC	8,880	(7)	8,880	0
Series F Liquid Opportunities LP(58)	1,554,931		1,554,931	0
Series G Liquid Opportunities LP(59)	1,535,185		1,535,185	0
Serrur Investment Partners, LP(60)	273,973	(4)	273,973	0
Simon, Marcy	513,699	(4)	513,699	0
Smith, Eamon	217,808	(4)	217,808	0
Solios Inc. (61)	6,164,384	(4)	6,164,384	0
Stefanides, Neofitos	8,757	(7)	4,439	4,318
Sullivan, Brian P.	2,383	(7)	1,480	903
Sullivan, Robert	1,480	(7)	1,480	0
Tang, Shiliang	244,589	(4)	244,589	0
Telperion LLC(62)	342,466	(4)	342,466	0
Utopia Capital LLC(63)	813,746	(4)	813,746	0
Vassilakos Enterprises LLC(64)	7,149	(7)	4,439	2,710
Vassilakos, Gregory A	155,827	(65)	155,827	0
Vassilakos, Paul(66)	297,767	(7)	297,767	0
Wedbush Alpha One Orbs T1 LLC(67)	11,643,836	(4)	11,643,836	0
World Assets Ltd(68)	16,438,356	(4)	16,438,356	0
Zucker, Benjamin(70)	1,349,538	(15)	1,349,538	0

(1) This table and the information in the notes below are based upon information supplied by the Selling Stockholders.

(2) The number of shares of Common Stock in the column “Maximum Number of Shares of Common Stock Offered” represents all of the shares of Common Stock that a Selling Stockholder may offer and sell from time to time under this prospectus, including (i) all of the shares of Common Stock purchased by such Selling Stockholder in connection with the PIPE Financing, as applicable, (ii) all of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants purchased by such Selling Stockholder in the PIPE Financing, without giving effect to any applicable beneficial ownership limitation; (iii) all of the shares of Common Stock issuable upon exercise of the Placement Agent Warrants; or (iv) all of the shares of Common Stock issued pursuant to the Seller Note Termination Agreement.

(3) These figures assume that all of the shares of Common Stock being registered under the registration statement of which this prospectus forms a part (including the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants or the Placement Agent Warrants) are sold in this offering, and that none of the Selling Stockholders acquire additional shares of Common Stock after the date of this prospectus and prior to completion of this offering (other than with respect to those shares of Common Stock underlying the Pre Funded Warrants held by such Selling Stockholder, as applicable).

(4) Consists solely of already issued shares purchased in connection with the PIPE Financing.

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(5) Ajay Capital GP LLC, the general partner of the Ajay Focus Fund LP, has voting and investment control of the shares held by the Selling Stockholder. As such, Mr. John N. Ajay, as the managing member and controlling member of Ajay Capital GP LLC, may be deemed to be an indirect beneficial owner of such shares. Mr. Ajay has no direct beneficial ownership of the shares held by the Selling Stockholder. The address of Ajay Focus Fund LP is c/o Occam Crest Management LP, 30 Old King’s Highway South, Darien, CT 06820.

(6) Abdulaziz Abdulhamid Albassam, the CEO of Al Jomaih Holding Company Limited has voting and investment control of the shares held by the Selling Stockholder. Mr. Albassam, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 3961 King Abdulaziz Road, Al Dhubbat District, Riyadh.

(7) Consists solely of already issued shares issued in connection with the Seller Note Termination Agreement.

(8) Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(9) Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the shares of Common Stock held by Anson East Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson East Master Fund LP is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(10) Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares of Common Stock held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson Investments Master Fund LP is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(11) Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Opportunities Master Fund LP, hold voting and dispositive power over the shares of Common Stock held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson Opportunities Master Fund LP is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(12) Antonio Ruiz-Gimenez and Kerry Propper are the managing members (the “Managing Members”) of the Selling Stockholder’s investment manager, ATW Partners Opportunities Management LLC (the “Adviser”). The Adviser and the Managing Members may be deemed to have shared voting and dispositive power over the shares held by the Selling Stockholder, and each disclaim beneficial ownership of such shares. The address of the Selling Stockholder is c/o ATW Partners, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(13) Brevan Howard General Partner Limited is the general partner of BH Digital Liquid Directional Master Fund I, LP. The directors of Brevan Howard General Partner Limited are: Carol Reynolds, Karla Bodden, Philippe Lespinard, Phil Schmitt, James Vernon and Risto Silander (collectively, the “Controlling Persons”). As directors, the Controlling Persons may be deemed to have shared voting and dispositive power over the shares held by BH Digital Liquid Directional Master Fund I, LP. Each such person disclaims beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is c/o Walkers Corporate Limited 190 Elgin Avenue, George Town, Grand Cayman, CI KY 1-9008.

(14) Jonathan Bates is the chief executive officer of the Selling Stockholder and may be deemed to beneficially own the securities held by it. Mr. Bates, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 10845 Griffith Peak Dr. #2, Las Vegas, NV 89135.

(15) Consists solely of Placement Agent Warrant Shares.

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(16) Mr. Caiano is a member of the Board. The Selling Stockholder’s 350,288 shares are comprised of: (i) 342,466 shares purchased in connection with the PIPE Financing; (ii) 2,960 shares issued pursuant to the Seller Note Termination Agreement; and (iii) 4,862 shares which are not being offered hereby.

(17) Seth Ginns, managing partner of CF Series DAT A LP, has voting and investment control of the shares held by the Selling Stockholder. The Selling Stockholder’s 7,315,852 shares are comprised of 5,270,117 shares purchased in connection with the PIPE Financing and 2,045,735 Pre-Funded Warrant Shares. Mr. Ginns may be deemed to be the beneficial owner of such shares. Mr. Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 5 Bryant Park, Suite 1003, New York, NY 10018.

(18) Kyle Doppelt, manager of Cikoj Investments LLC has voting and investment control of the shares held by the Selling Stockholder. Mr. Doppelt may be deemed to be the beneficial owner of such shares. Mr. Doppelt, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Cikoj Investments LLC is 800 North State Street, Dover, DE 19901.

(19) Chris Smedley, a control person of the Selling Stockholder has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares Chris Smedley, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 1851 Nancy Lee Court Hellertown PA 18055.

(20) Douglas Wilson, the Portfolio Manager of Coinbase Asset Management, LLC, the investment manager to Coinbase Multi-Strategy Fund, Ltd has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owner of such shares. Mr. Wilson, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 190 Elgin Avenue, George Town Grand Cayman, CI KY 1-9008.

(21) Seth Ginns, managing partner of CoinFund Liquid Opportunities LP has voting and investment control of the shares held by the Selling Stockholder. The Selling Stockholder’s 13,364,175 shares are comprised of 9,627,145 shares purchased in connection with the PIPE Financing and 3,737,030 Pre-Funded Warrant Shares. Mr. Ginns may be deemed to be the beneficial owner of such shares. Mr. Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 5 Bryant Park, Suite 1003, New York, NY 10018.

(22) Barry Silbert, director of DCG International Investments Ltd., has voting and investment control of the shares held by the Selling Stockholder. Mr. Silbert may be deemed to be the beneficial owner of such shares. Mr. Silbert, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of DCG International Investments Ltd. is 3 Mill Creek Rd. Suite #14, Pembroke HM 05, Bermuda.

(23) Francis Sena, a control person of the Selling Stockholder] has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares Francis Sena, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 15168 Brolio Ln Naples, FL 34110.

(24) Chris Ferguson, a control person of the Selling Stockholder] has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Chris Ferguson, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The Selling Stockholders 283,171 shares are comprised of: (i) 218,381 shares purchased in connection with the PIPE Financing; and (ii) 64,790 shares which are not being offered hereby. The address of the Selling Stockholder is 11650 Olio Road, Suite 100-173. Fishers IN 46037.

(25) Nainoor Thakore, founder and CIO of Diametric True Alpha Enhanced Market Neutral Master Fund LP has voting and investment control of the shares held by the Selling Stockholder. Mr. Thakore may be deemed to be the beneficial owner of such shares. Mr. Thakore, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 131 Dartmouth Street, 3rd floor, Boston, MA 02116.

(26) Nainoor Thakore, founder and CIO of Diametric True Alpha Market Neutral Master Fund LP has voting and investment control of the shares held by the Selling Stockholder. Mr. Thakore may be deemed to be the beneficial owner of such shares. Mr. Thakore, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 131 Dartmouth Street, 3rd floor, Boston, MA 02116.

(27) Discovery Capital Management, LLC (“Discovery”) is the investment adviser of Discovery Global Beacon Partners LP. Robert K. Citrone may be deemed to be the beneficial owner of such shares. Mr. Citrone, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is c/o Discovery Capital Management, LLC, 20 Marshall Street, Suite 310, South Norwalk, CT 06854.

(28) Discovery is the investment adviser of Discovery Global Opportunity Master Fund, Ltd. Robert K. Citrone may be deemed to be the beneficial owner of such shares. Mr. Citrone, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is c/o Discovery Capital Management, LLC, 20 Marshall Street, Suite 310, South Norwalk, CT 06854.

(29)Graticule Asia Macro Advisors LLC (“Graticule”), the manager of GAMA DAT VI SPV LLC has voting and investment control of the shares held by the Selling Stockholder. Adam Jason Levinson is the Chief Investment Officer of Graticule and may be deemed to be the beneficial owner of such shares. Mr. Levinson, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of GAMA DAT VI SPV LLC is c/o Graticule Asia Macro Advisors LLC, 697 Third Avenue, New York, NY 10017.

(30) Razi Almerbati, the Chief Executive Officer of GFH Capital has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Mr. Almerabti, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is B 826 R 2614 V4 Bahrain.

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(31) The registered address of the Selling Stockholder is c/o Zedra Trust Company (Suisse) SA, Zweigniederlassung Zug, Baarerstrasse 77, 6300 Zug.

(32) Mr. Jennings is a member of the Board. The Selling Stockholder’s 171,455 are comprised of: (i) 154,189 shares purchased in connection with the PIPE Financing; and (ii) 17,203 shares which are not being offered hereby.

(33) The Investment Committee of Lantern Management Fund GP, the general partner of Lantern Management Fund LP, has voting and investment control of the securities held by the Selling Stockholder. The Investment Committee of Lantern Management Fund GP may be deemed to be the beneficial owners of such securities. The Investment Committee of Lantern Management Fund GP, however, disclaim any beneficial ownership of the securities held by the Selling Stockholder Lantern Management Fund LP. The address of Lantern Management Fund LP is c/o Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman KY1-1001, Cayman Islands.

(34) Peter Rading, a control person of the Selling Stockholder] has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares Peter Rading, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is Marcy Building, 2nd floor, Purcell Estate, P.O.Box 2416, Tortola, British Virgin Islands.

(35) Walter Stresemann, the Director of Magnolia Private Office as trustee of the Nogu Trust has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Walter Stresemann, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 29 Quai des Bergues, 1201 Geneva, Switzerland.

(36) Jason Capone, the President of Main Street Global LLC has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Jason Capone, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 200 Dorado Beach Drive West Beach 3512 Ritz Carlton Reserve Dorado, Puerto Rico 00646 USA.

(37) MM Asset Management Inc. is the investment manager of MMCAP International Inc. SPC. Matthew MacIsaac is the Secretary of MM Asset Management Inc. Each of MM Asset Management Inc. and Matthew MacIsaac may be deemed to beneficially own the securities held by MMCAP International Inc. SPC. Each MM Asset Management Inc. and Matthew MacIsaac disclaims beneficial ownership of such securities. The address of MMCAP International Inc. SPC is 595 Bay St. 7th Floor, Toronto, ON M5L 2C2.

(38) Shiliang Tang, CEO of MNNC Capital Digital Asset Opportunities BTC Master Fund, has voting and investment control of the shares held by the Selling Stockholder. Mr. Tang may be deemed to be the beneficial owner of such shares. Mr. Tang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of MNNC Capital Digital Asset Opportunities BTC Master Fund is c/o MNNC Group LLC, 525 Washington Blvd, Floor 3, New Jersey, NJ 07310.

(39) Shiliang Tang, CEO of MNNC Capital Digital Asset Opportunities Master Fund, has voting and investment control of the shares held by the Selling Stockholder. Mr. Tang may be deemed to be the beneficial owner of such shares. Mr. Tang, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of MNNC Capital Digital Asset Opportunities Master Fund is c/o MNNC Group LLC, 525 Washington Blvd, Floor 3, New Jersey, NJ 07310.

(40) James Ho, the Managing Partner of Modular Capital Master Ltd. has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Mr. Ho, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 388 South Abbott Avenue, Milpitas, CA 95035.

(41) Rob Sena, a control person of the Selling Stockholder] has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares Rob Sena, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 450 Alton Rd #1702 Miami Beach, FL 33139.

(42) Fredric Durr, Director of Moonlight Capital Inc., has voting and investment control of the shares held by the Selling Stockholder. Mr. Durr may be deemed to be the beneficial owner of such shares. Mr. Durr, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Moonlight Capital Inc. is 17 Avenue De L Annonciade, Monaco 98000, Monaco.

(43) Xuan Yong and Matthew Gefter, managing partners of MOZAYYX Master Fund LP, have voting and investment control of the shares held by the Selling Stockholder. Mr. Yong and Mr. Gefter may be deemed to be the beneficial owner of such shares. Mr. Yong and Mr. Gefter, however, disclaim any beneficial ownership of the shares held by the Selling Stockholder. The address of MOZAYYX Master Fund LP is 111 Congress Avenue, Suite 1200, Austin, TX 78701.

(44) Xuan Yong and Matthew Gefter, managing partners of MOZAYYX Tower SPV 2 have voting and investment control of the shares held by the Selling Stockholder. Mr. Yong and Mr. Gefter may be deemed to be the beneficial owner of such shares. Mr. Yong and Mr. Gefter however, disclaim any beneficial ownership of the shares held by the Selling Stockholder. The address of MOZAYYX Tower SPV 2 is 111 Congress Avenue, Suite 1200, Austin, TX 78701.

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(45) The Selling Stockholder is the Company’s Chief Executive Officer and a member of the Board. The Selling Stockholder’s 171,455 are comprised of: (i) 171,233 shares purchased in connection with the PIPE Financing; and (ii) 222 shares which are not being offered hereby.

(46) Occam Crest Capital LLC, the general partner of the Occam Crest Fund LP, has voting and investment control of the shares held by the Selling Stockholder. As such, Mr. Sturgis Woodberry, as the managing member and controlling member of Occam Crest Capital LLC, may be deemed to be an indirect beneficial owner of such shares. Mr. Woodberry has no direct beneficial ownership of the shares held by the Selling Stockholder. The address of Occam Crest Fund LP is c/o Occam Crest Management LP, 30 Old King’s Highway South, Darien, CT 06820.

(47) The Selling Stockholder’s 2,059,233 shares are comprised of 2,054,794 shares purchased in connection with the PIPE Financing and 4,439 shares issued in connection with the Seller Note Termination Agreement.

(48) Mathew Gorham, authorized signatory of Pantera Blockchain Fund, LP, has voting and investment control of the shares held by the Selling Stockholder. Mr. Gorham may be deemed to be the beneficial owner of such shares. Mr. Gorham, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Pantera Blockchain Fund, LP is 600 Montgomery Street, San Francisco, CA 94111.

(49) Mathew Gorham, authorized signatory of Pantera DAT Opportunities Master Fund SP, has voting and investment control of the shares held by the Selling Stockholder. Mr. Gorham may be deemed to be the beneficial owner of such shares. Mr. Gorham, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Pantera DAT Opportunities Master Fund SP is 600 Montgomery Street, San Francisco, CA 94111.

(50) Mathew Gorham, authorized signatory of Pantera Liquid Token Fund LP, has voting and investment control of the shares held by the Selling Stockholder. Mr. Gorham may be deemed to be the beneficial owner of such shares. Mr. Gorham, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Pantera Liquid Token Fund LP is 600 Montgomery Street, San Francisco, CA 94111.

(51) Arjun Sethi is the Co-Chief Executive Officer of the Selling Stockholder and may be deemed to beneficially own the securities held by it. Mr. Sethi, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 1603 Capitol Ave., Suite 517B, Cheyenne, WY 82001.

(52) Phillip Eytan, managing member of Philip Eytan SD Family Trust, has voting and investment control of the shares held by the Selling Stockholder. Mr. Eytan may be deemed to be the beneficial owner of such shares. Mr. Eytan, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Philip Eytan SD Family Trust is 330 South Popular Avenue, Suite 103, Pierre, SD 57501.

(53) The shares are held directly by Polar Multi-Strategy Master Fund (the “Polar Fund”). The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(54) Nainoor Thakore, managing member of Diametric Capital LP, the sub advisor of Prelude Opportunity Fund LP, has voting and investment control of the shares held by the Selling Stockholder. Mr. Thakore may be deemed to be the beneficial owner of such shares. Mr. Thakore, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Prelude Opportunity Fund LP is 131 Dartmouth Street, 3rd floor, Boston, MA 02116.

(55) Knut Nicolai Sand the Managing Partner of the Selling Stockholder has voting and investment control of the shares held by the Selling Stockholder. Mr. Sand, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 4962 El Camino Real, Suite 212, Loas Altos, CA 94022.

(56) R.F. Lafferty & Co. is managed by CEO Henry Hackel. Mr. Hackel may be deemed to be the beneficial owner of its shares. Mr. Hackel, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 40 Wall Street, Suite 3602, New York, NY 10005.

(57) Savan Patel and Rajendra Patel, each a member of Rio Vista Capital LLC (“Rio Vista Capital”), have voting and investment control of the shares of Common Stock held by the Selling Stockholder. Mr. Patel and Mr. Patel may be deemed to be the beneficial owners of such shares. Mr. Patel and Mr. Patel, however, disclaim any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Security Holder is 1 Rio Vista Drive, Edison, NJ 08820.

(58) Seth Ginns, managing partner of Series F Liquid Opportunities LP, has voting and investment control of the shares held by the Selling Stockholder. The Selling Stockholder’s 1,554,931 shares are comprised of 1,120,125 shares purchased in connection with the PIPE Financing and 434,806 Pre-Funded Warrant Shares. Mr. Ginns may be deemed to be the beneficial owner of such shares. Mr. Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 5 Bryant Park, Suite 1003, New York, NY 10018,

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(59) Seth Ginns, managing partner of Series G Liquid Opportunities LP, has voting and investment control of the shares held by the Selling Stockholder. The Selling Stockholder’s 1,535,185 shares are comprised of 1,105,901 shares purchased in connection with the PIPE Financing and 429,284 Pre-Funded Warrant Shares. Mr. Ginns may be deemed to be the beneficial owner of such shares. Mr. Ginns, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 5 Bryant Park, Suite 1003, New York, NY 10018.

(60) Ezra Serrur, the manager of the general partner of Serrur Investment Partners, LP, has voting and investment control over the shares held by the Selling Stockholder and may be deemed to be the beneficial owner of such securities. Mr. Serrur, however, disclaims any beneficial ownership of such shares. The address of Serrur Investment Partners, LP is 37 Greenpoint Ave, Suite 416, Brooklyn, NY 11222.

(61) Robert Rutherford is the Chief Operating Officer of Solios, Inc. and may be deemed to beneficially own the securities held by it. Mr. Rutherford, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 1850 Gateway Drive, 6th floor, San Mateo, CA 94404.

(62) Chris Buskirk, the Managing Partner of the Selling Stockholder, has voting and investment control of the shares held by the Selling Stockholder. Mr. Buskirk, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 9863 Rockbrook Drive, Dallas, TX 75220.

(63) Joseph Lucosky, manager of the Selling Stockholder, has voting and investment control of the shares held by the Selling Stockholder. Mr. Lucosky may be deemed to be the beneficial owner of such shares. Mr. Lucosky, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 101 South Wood Avenue, Iselin, NJ 08830.

(64) Nicholas Vassilakos, a control person of the Selling Stockholder] has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be the beneficial owners of such shares. Nicholas Vassilakos, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The Selling Stockholder’s 47,149 shares are comprised of (i) 44,439 shares purchased in connection with the PIPE Financing; and (ii) 2,710 shares not offered hereby, The address of the Selling Stockholder is 70 Davenport Ave, New Rochelle, NY 10805

(65) The Selling Stockholder’s 155,827 shares are comprised of 154,110 shares purchased in connection with the PIPE Financing and 1,717 shares issued in connection with the Seller Note Termination Agreement.

(66) On September 8, 2025, Paul Vassilakos resigned as chief executive officer of the Company and a member of the Board.

(67) Alpha One Asset Management, LLC (“Alpha One”), the designated manager of Wedbush Alpha One ORBS T1, LLC, has voting and investment control over the shares held by the Selling Stockholder. The sole member of Alpha One is Wedbush Financial Services, LLC, of which Gary Wedbush serves as President and Chief Executive Officer. As such, Mr. Wedbush may be deemed to be the beneficial owner of the shares held by the Selling Stockholder Mr. Wedbush disclaims any beneficial ownership of such shares. The Selling Stockholder is affiliated with a registered broker dealer, Wedbush Securities, Inc. (“WSI”). WSI employs and supervises Daniel Ives (as a registered person), the Chairman of the Company’s Board. The address of the Selling Stockholder is 225 South Lake Avenue, Pasadena, CA 91101.

(68) World Foundation, Director of the Selling Stockholder has voting and investment control of the shares held by the Selling Stockholder and may be deemed to be a beneficial owner of such shares. The address of the World Foundation is 3119, 9 Forum Lane, Camana Bay, George Town, Grand Cayman, Cayman Islands KY1-9006.

(69) The Selling Stockholder is a registered representative associated with R.F. Lafferty & Co. (a registered broker-dealer, member FINRA/SIPC) and the shares shown above are held of record by Selling Stockholder for her own account. Such shares may have been or may be acquired in market transactions, as compensation for services, or otherwise for investment purposes. To the extent that R.F. Lafferty & Co. or any of its affiliates is deemed to be the beneficial owner of any shares set forth herein, such ownership is disclaimed except to the extent of any direct pecuniary interest. The address of the Selling Stockholder is 40 Wall Street, Suite 3602, New York, NY 10005.

(70) The Selling Stockholder is a registered representative associated with R.F. Lafferty & Co. (a registered broker-dealer, member FINRA/SIPC) and the shares shown above are held of record by Selling Stockholder] for his own account. Such shares may have been or may be acquired in market transactions, as compensation for services, or otherwise for investment purposes. To the extent that R.F. Lafferty & Co. or any of its affiliates is deemed to be the beneficial owner of any shares set forth herein, such ownership is disclaimed except to the extent of any direct pecuniary interest. The address of the Selling Stockholder is 40 Wall Street, Suite 3602, New York, NY 10005.

(71) The Stockholder is a registered representative associated with R.F. Lafferty & Co. (a registered broker-dealer, member FINRA/SIPC) and the shares shown above are held of record by Selling Stockholder for his own account. Such shares may have been or may be acquired in market transactions, as compensation for services, or otherwise for investment purposes. To the extent that R.F. Lafferty & Co. or any of its affiliates is deemed to be the beneficial owner of any shares set forth herein, such ownership is disclaimed except to the extent of any direct pecuniary interest. The address of the Selling Stockholder is 40 Wall Street, Suite 3602, New York, NY 10005.

(72) The Stockholder is a registered representative associated with R.F. Lafferty & Co. (a registered broker-dealer, member FINRA/SIPC) and the shares shown above are held of record by Selling Stockholder. for his own account. Such shares may have been or may be acquired in market transactions, as compensation for services, or otherwise for investment purposes. To the extent that R.F. Lafferty & Co. or any of its affiliates is deemed to be the beneficial owner of any shares set forth herein, such ownership is disclaimed except to the extent of any direct pecuniary interest. The address of the Selling Stockholder is 40 Wall Street, Suite 3602, New York, NY 10005.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, donees, transferees, assignees, designees and other successors-in-interest may, from time to time, sell any or all of the Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of Shares to be made directly or through agents. The Selling Stockholders and any permitted transferees may sell their Shares offered by this prospectus on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. A Selling Stockholder may use any one or more of the following methods when selling the Shares:

●	through brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from such Selling Stockholder, the purchaser or such other persons who may be effecting such sales, which discounts, concessions or commissions as to any particular broker or dealer may be in excess of those customary to the types of transactions involved) for resale to the public or to institutional investors at various times;

●	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

·	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

●	in privately negotiated transactions other than exchange or quotation service transactions;

●	short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

●	hedging transactions, including, but not limited to:

○	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of Shares and may use Shares held by such Selling Stockholder to close out its short position;

○	options or other types of transactions that require the delivery of Shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the Shares; or

○	loans or pledges of Shares to a broker-dealer or an affiliate, who may sell the loaned Shares or, in an event of default in the case of a pledge, sell the pledged Shares;

●	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

●	offerings directly to one or more purchasers, including institutional investors;

●	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	through distribution to the security holders of the Selling Stockholders;

●	by pledge to secure debts and other obligations;

●	through a combination of any such methods of sale; or

●	through any other method permitted under applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Shares acquired in the distribution.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell the Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Stockholders’ selling costs incurred pursuant to any available method provided hereunder for selling Shares.

We are obligated to use commercially reasonable efforts to maintain the effectiveness of the registration statement of which this prospectus forms a part (except for such times as we are permitted under the Purchase Agreement to suspend its use) and to keep such registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Selling Stockholders cease to hold any Shares, (ii) the date all Shares held by the Selling Stockholders may be sold without restriction under Rule 144 of the Securities Act, and (iii) three years from October 9, 2025. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with, except (i) to the Company, (ii) a non-U.S. persons pursuant to offers and sales occurring outside of the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to and in accordance with Rule 144 under the Securities Act, or (iv) pursuant to another applicable exemption under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on April 15, 2025);

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed on May 15, 2025) and June 30, 2025 (filed on August 19, 2025);

●	our Current Reports on Form 8-K filed on January 23, 2025, April 11, 2025, April 28, 2025, June 5, 2025, August 19, 2025, September 2, 2025, September 10, 2025 (reporting the closing of the PIPE Financing), September 10, 2025 (reporting the entry into the Sales Agreement); and

●	our Registration Statement on Form 8-A filed with the Commission January 20, 2023 (File No. 000-56512), in which there is described the terms, rights and provisions applicable to the shares of our Common Stock, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and any prospectus supplement and (2) the date we stop offering securities pursuant to this prospectus and any prospectus supplement, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents. The information contained on our website (www.8co.holdings/) is not incorporated into this prospectus.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

Eightco Holdings Inc.

Attn: Kevin O’Donnell, Chief Executive Officer

101 Larry Holmes Drive, Suite 313

Easton, PA 18042

Telephone: (888) 765-8933

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Lucosky Brookman LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers, or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements of Eightco Holdings Inc. as of and for the years ended December 31, 2024 and 2023 incorporated by reference have been audited by Stephano Slack LLC and Morison Cogen LLP, respectively, independent registered public accounting firms, as set forth in their thereon, incorporated by reference, and have been incorporated in this registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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PROSPECTUS

189,587,329 Shares of Common Stock

Offered by the Selling Stockholders

October 9, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the Shares being registered under this prospectus.

Amount to be Paid
SEC Registration Fee	$298,736.74
Transfer Agent Fees and Expenses	15,000.00
Printing	1,000.00
Legal Fees and Expenses	100,000.00
Accounting Fees and Expenses	10,000.00
TOTAL	$424,736.74

Item 15. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The registrant’s certificate of incorporation provides that its officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s certificate of incorporation provides that the registrant’s directors will not be personally liable for monetary damages to the registrant for breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or stockholders of the registrant, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit.

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The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16. Exhibits.

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference.

Exhibit Number	Description of Documents
10.1	Form of Securities Purchase Agreement, dated September 8, 2025, between Eightco Holdings Inc. and each Purchaser (as defined therein) (incorporated by reference to the Exhibit 10.1 to Form 8-K filed with the SEC on September 10, 2025)
10.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on September 10, 2025)
10.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on September 10, 2025)
10.4	Seller Note Termination Agreement, dated September 8, 2025, between Eightco Holdings Inc. and the Sellers party thereto (incorporated by reference to Exhibit 10.6 to the Form 8-K filed with the SEC on September 10, 2025)
5.1	Opinion of Lucosky Brookman LLP
23.1	Consent of Stephano Slack LLC.
23.2	Consent of Morison Cogen LLP.
24.1	Powers of Attorney (included on the signature page of Registration Statement).
107*	Filing Fee Table.

* Previously filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	(b)The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eightco Holdings Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Pennsylvania on October 9, 2025.

EIGHTCO HOLDINGS INC.

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Kevin O’Donnell and Brett Vroman, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 9, 2025.

/s/ Kevin O’Donnell	Chief Executive Officer and Director
Kevin O’Donnell	(Principal Executive Officer)

/s/ Brett Vroman	Chief Financial Officer
Brett Vroman	(Principal Financial Officer)

/s/ Daniel Ives	Chairman of the Board of Directors
Daniel Ives

/s/ Louis Foreman	Director
Louis Foreman

/s/ Frank Jennings	Director
Frank Jennings

/s/ Nicolas Caiano	Director
Nicolas Caiano

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